EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 13th day of July 2016 between VivoPower USA, LLC (the “Company”), a Delaware Limited Liability Company, having a mailing address at 140 Broadway, 28th Floor, New York, New York 10005 and Carl Weatherley-White an individual (the “Employee”), having a mailing address at 49 East 96th street, New York NY 10128.

Whereas, the Company desires that Employee provide services to the Company; and

Whereas, Employee wishes to provide services to the Company.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             Position and Duties. Employee shall be employed in the position of Director of Finance reporting directly to the Chief Executive Officer (“CEO”) of the Company. The primary duties of the position shall be those normally associated with and appropriate for such position as determined by the CEO of the Company.

2.           Obligations to the Company. Employee shall at all times faithfully perform all of the duties and obligations required of and from Employee, consistent and commensurate with Employee’s position, to the best of his ability and experience pursuant to the terms hereof and to the satisfaction of the Company. During Employee’s employment with the Company, Employee will use his best efforts to promote the interests of the Company and shall devote substantially all of his business time and attention to the business and affairs of the Company and the Company shall be entitled to all of the benefits and profits arising from or incident to his services for the Company.

3.             Compensation and Benefits.

(a)     Salary. During employment, Employee shall receive, for employment services to be rendered under this Agreement, a base salary (“Base Salary”) of USD $348,000 per year. Such Base Salary shall be payable in installments on the Company’s ordinary payroll dates, less standard deductions and required withholdings. Employee’s Base Salary shall be reviewed annually for increase but not decrease. Employee will be an exempt employee not eligible for payment of overtime.

(b)     Performance Bonus. During employment, Employee will be eligible to participate in an annual bonus pool (target of up to 100% of base compensation) to be based on key performance indicators that relate to both the Company’s performance and Employee’s individual performance in his role at the Company, subject to terms and conditions to be established by the Company. The amount and timing of payment of the Performance Bonus is at the sole discretion of the Company and shall be subject to all required withholdings. Employee must be employed on the date of payment in order to receive the Performance Bonus. No pro-rated payments shall be made.

(c)     Standard Company Benefits. Employee shall be entitled to all other rights and benefits for which Employee is eligible under the terms and conditions of any Company benefit plans, programs, or practices that may be in effect from time to time and provided by the Company to its employees of comparable position. The Company may alter, add to, modify or terminate its benefits plans at any time it determines in its sole judgment to be appropriate.

(d)     Expenses. Employee shall be entitled to receive reimbursement of all reasonable and authorized expenses incurred by Employee in performing Company services in accordance with Company’s expense reimbursement or other policies. In accordance with such policies, Employee shall timely furnish the Company with adequate records and other documentary evidence of such expenses for which Employee seeks reimbursement, and such expenses shall be accounted for under such policies and procedures established by the Company.

(e)     Paid Time Off. Employee shall accrue not less than 20 days of paid time off (“PTO”) per year in accordance with the Company’s PTO policies. In addition, Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment duties for such periods of time and for such valid and legitimate reasons as the Board of Directors (“Board”) in its discretion may determine.

(f)     Place of Performance. Employee’s place of work, subject to reasonable and necessary travel requirements, shall be the offices of the Company located in New York, New York.

4.            Participation Plan. Employee will initially be eligible to participate in an annual Carried Interest Participation Plan (“Participation Plan”) under such terms and conditions as determined by the Company at its discretion which will be subject to a number of customary conditions and restrictions, including vesting periods and employment tenure, to be further defined in the aforementioned Participation Plan. Employee’s continued participation in the Participation Plan, and the amount(s) to which his will be eligible to receive thereunder, shall be subject to the Company’s sole discretion. Amounts payable under the Participation Plan shall be subject to all required withholdings. Employee will also be eligible to participate in any discretionary bonus, short-term and long-term cash incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives on terms and conditions generally consistent with those afforded other senior executives.

5.             Termination of Employment

(a)     Employment. Employee’s employment shall be on an “at will” basis. The Company may terminate the employment relationship at any time, for any reason, with or without cause or notice. Employee may terminate the employment relationship at any time, for any reason, with or without cause, upon providing at least thirty (30) days advance written notice to the Company prior to the termination of Employee’s employment. In the event Employee gives such notice, the Company may deem such notice to have immediate effect by payment of salary through the date of termination specified in such notice by Employee, which termination date shall not exceed thirty (30) days after the notice date.

(b)     Accrued Compensation. Except as set forth in Paragraph 5(c) below, in the event of a termination of employment, Employee shall only be entitled to (i) any accrued salary and, except for Termination for Cause or Voluntary termination without Good Reason, any earned but unpaid bonus for any performance period ending prior to the date of termination, (ii) any benefits under any plan of, or agreement with, the Company in which Employee is a participant to the full extent of Employee’s rights under such plan, including the Participation Plan, (iii) any accrued unused vacation pay, and (iv) any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”) which will be paid within ten (10) business days after his termination of employment with the Company (or at such other times as provided under any benefit plan in which Employee participates), and thereafter the Company’s obligations hereunder shall terminate. Payments of Accrued Compensation shall be subject to all required withholdings.

(c)     Severance Compensation. In the event Employee’s employment is terminated by the Company without “Cause” (as defined below) or in the event of Employee resigning with Good Reason (as defined below), and provided Employee timely executes a general release of known and unknown claims and such other provisions including without limitation, confidentiality and non-disparagement, in a form prescribed by the Company substantially similar to Exhibit A attached hereto (“Release”) in a timely manner and does not exercise his right to revoke the Release (if applicable), Employee shall receive severance (the “Severance”) in the form of (i) twelve (12) months’ continuation of Employee’s Base Salary, subject to applicable payroll and tax withholding paid in installments in accordance with the Company’s normal payroll cycle commencing the first payroll after the sixtieth (60th) day following Employee’s termination and (ii) an additional amount equal to the average of Employee’s last two years’ bonus (or if there have not been two year’s bonus, an additional amount equal to no less than 50% of Employee’s Base Salary) payable to Employee in a lump sum on the 45th day following the date Employee’s employment terminates hereunder. Company shall not bear the costs of Employee’s vesting of unvested stock or for the continuation of Employee’s participation in Company’s group health plan. The Release will be delivered to Employee on the date of Employee’s termination of employment with the Company. For the avoidance of doubt, Employee is only eligible for Severance Compensation in the event his employment is terminated by the Company without Cause or Employee resigns for Good Reason.

(d)     Termination for Cause. Termination shall be for “Cause” in the event of the occurrence of any of the following: (i) Employee’s conviction of a felony crime involving moral turpitude or dishonesty, or a plea of guilty or no contest to such felony crime; or (ii) Employee’s participation in a fraud or any material act of dishonesty against the Company; or (iii) Employee’s willful failure or refusal to perform Employee’s material duties, provided Employee is given written notice of, and at least ten (10) days opportunity to cure, such failure or refusal; or (iv) Employee’s willful failure or refusal to act in accordance with any lawful and proper direction or order of Management, provided Employee is given written notice of, and at least ten (10) days opportunity to cure, such failure or refusal; or (v) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties or (vi) Employee’s material failure to satisfactorily perform his duties in connection with this Agreement after the Company provides written notice to Employee and a thirty (30) day opportunity to cure, provided that such deficiency(ies) are curable; or (vii) a material misrepresentation or breach by Employee of this Agreement, of any other Company policy or his fiduciary duties to the Company.

(e)     Voluntary Termination for Good Reason. Good Reason shall mean: (i) a material reduction in Employee’s Base Salary without Employee’s consent; (ii) removal of Employee from his title or responsibilities as Chief Financial Officer of the Company; (iii) failure of Employee to report directly to the CEO or the CEO’s successor; (iv) relocation of the Company’s office to which Employee is required to report to a location more than thirty miles from the Company’s current office in New York City and/or (v) failure of a successor to all or substantially all of the Company’s assets or business to assume this Agreement either contractually or as a matter of law as of the closing of such transaction. To resign for Good Reason, Employee must give written notice to the Company setting forth in reasonable detail the facts and circumstance giving rise to the purported Good Reason within thirty (30) days of Employee’s initial discovery thereof; provided, however that Company shall have thirty (30) days to cure any condition alleged by Employee in such notice to constitute Good Reason; and, if the Company fails to cure, Employee terminates his employment within 30 days following the end of the Company’s cure period

(f)     Termination by Death. If Employee dies during the Employment Term, the Employee’s employment will terminate and the Employee’s beneficiary or if none, the Employee’s estate, shall be entitled to receive from the Company the Accrued Compensation and a pro-rata bonus for the year of termination, determined by multiplying the amount the Employee would have received if he remained employed for the full performance year (with any personal goals deemed to be earned at 100%), by a fraction, the numerator of which is the number of days the Employee was employed during the performance period and the denominator of which is 365 (a “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid in a lump sum when bonuses are paid to executives of the Company, but not later than the date that is two and one-half months after the end of the fiscal year in which annual cash bonuses are paid to executives of the Company.

(g)     Termination by Disability.

(i)     If the Employee is afflicted with a Disability during the term of this Agreement the Employee’s employment will terminate, and provided once such termination constitutes a Separation from Service, the Employee shall be entitled to receive from the Company the Accrued Compensation and a Pro-Rata Bonus, which Pro-Rata Bonus shall be paid in a lump sum when bonuses are paid to executives of the Company, but not later than the date that is two and one-half months after the end of the fiscal year in which annual cash bonuses are paid to executives of the Company.

(ii)     Disability is defined to mean that Employee has been unable to perform Employee’s Company duties as the result of Employee’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of Employee’s Company duties before the termination of Employee’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(h)     Involuntary Termination Following a Change of Control other than for Cause, Death or Disability or Voluntary Termination for Good Reason.

(i)     If during the Employee’s employment, six months prior to, or within two years following, a Change of Control, Employee’s employment is terminated involuntarily by the Company other than for Cause, Death, Disability or by Employee pursuant to a Voluntary Termination for Good Reason, and Employee executes a Release as provided for herein, then Employee shall be entitled to the payments in Section 5(c) except and the bonus portion of the severance shall be based on the greater of (i) the bonus calculated under Section 5(c)(ii) or (ii) 2/3 of Employee’s Base Salary. Notwithstanding the foregoing. for any termination covered by this subclause (h) which is within six months prior to a Change of Control, the bonus portion of the severance if in excess of the amount payable under Section 5(c)(ii) shall be paid to Employee on the date of the Change of Control.

(ii)     A Change of Control is defined as (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities as held by shareholders immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity as held by the Company’s shareholders immediately prior to the transaction immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or (iv) individuals who, as of the date of the signing of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(i)      Termination Obligations. If Employee’s employment terminates for any reason, Employee shall be deemed to have terminated from all positions with the Company (including resignation of membership on the Board) effective as of the date of such termination.

(j)     409A Compliance. It is the intention of the Company and Employee that the payments and other benefits payable to Employee under this Agreement either be exempt from, or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The provisions of this Agreement shall be interpreted in such manner as may be required in order to be exempt from or to comply with Section 409A. In that regard:

(i)     If any payment to be made hereunder is “nonqualified deferred compensation” subject to Section 409A and the timing of such payment is based on termination of Employee’s employment with the Company, then for such purpose “termination of employment” shall mean “separation from service” with the Company as such term is defined for purposes of Section 409A under Treas. Reg. Section 1.409A-1(h).

(ii)     Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company and if it can be paid in one of two calendar years may be paid in the second calendar year.

(iii)     Each payment (including each installment payment) that may be made under this Agreement shall be considered a separate payment.

(iv)     In no event shall any payment of expense reimbursement under this Agreement be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and Employee shall be required to have submitted substantiation for such expenses at least ten (10) days before the last date for payment, the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and Employee’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(v)     Notwithstanding any other provision in this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Employee’s “separation from service” (within the meaning of Section 409A) and Treas. Reg. Section 1.409A-1(h)) such payment shall not be made until the first to occur of (i) the date of Employee’s death or (ii) the date which is one day after the six (6) month anniversary of his “separation from service”, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(vi)     The preceding provisions of this Section 5(e) shall not be construed as a guarantee by the Company or by any of the Company’s affiliates of any particular tax effect to Employee with regard to any payment under this Agreement or any other plan, program, arrangement or agreement. Neither the Company nor its affiliates shall be liable to Employee for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

6.             Policies and Procedures. The employment relationship between the parties hereto shall be governed by the general employment policies and practices adopted from time to time by the Company, provided that if the terms of this Agreement are in conflict with the Company’s general employment policies or practices in any manner, this Agreement shall control. Employee shall follow all Company policies as in effect from time to time, including the requirement to disclose to Chairman any actual or suspected existence of a loss, fraud, embezzlement, unsafe or improper practice or similar impairment of Company funds or property, or suspicious persons or activity.

7.             Confidentiality and Restrictive Covenants.

(a)     Confidentiality. Employee acknowledges that:

(i)     in addition to employment, his has received further compensation and benefits associated with that employment as a result of entering into this Agreement as consideration for his commitment to protect the Company’s Confidential Information and its client and employee relationships as set forth in this Paragraph 7 and the Company agrees to provide Employee with such Confidential Information;

(ii)      The business in which the Company is engaged is intensely competitive and that his employment by the Company will require that his have access to and knowledge of confidential information of the Company, including, but not limited to, the Company’s products, financial models, business plans, customer lists and information, investor lists and information, deals or transactions, software diagrams, flow charts and product plans, plans for creation, prototypes, acquisition or disposition of products or publications, expansion plans, financial status, statements and plans, products, improvements, formulas, methods of distribution, product development plans, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(iii)     the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(iv)     by his training, experience and expertise, Employee’s services to the Company will be special and unique; and

(v)     if Employee leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)     Covenant Against Disclosure. The Employee therefore covenants and agrees that all Confidential Information relating to the Company’s business or any of its subsidiaries, affiliates or customers shall be and remain the sole property and confidential business information of the Company, free of any rights of Employee. The Employee shall not at any time, directly or indirectly, make use of the Confidential Information except in the performance of his duties under this Agreement and shall not at any time disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)     Return of Company Documents and Information. The Employee will, upon any termination of his employment with the Company or upon the Company’s demand, return to the Company, or destroy where such destruction is certified in writing, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof), together with all copies, recordings, abstracts, notes, computer diskettes, computer or computer assisted data storage or reproductions of any kind made from or about the documents and tangible items return to the Company, or the information they contain, and that his will not retain or furnish any such Confidential Information to any third party. Employee will also return all Company-provided electronic storage devices, and provide for inspection any of Employee’s electronic storage devices used by Employee to conduct Company business on or before his termination of employment, or upon the Company’s earlier demand.

(d)     Non-Competition. In consideration of the compensation and the other payments and benefits to which Employee is eligible under this Agreement, during the Restricted Period (defined below), which shall include the Post-Employment Restricted Period, Employee shall not within the United States directly or indirectly, either for Employee’s own account or as a partner, shareholder (other than shares regularly traded in a recognized market), officer, employee, agent or otherwise associate with any other business, enterprise or venture that is the same or competitive with the Company (“Competitor”) in the field of investing in solar energy assets that are operating, under construction, or under development, or any such other field that the Company is materially engaged in during or as of the date of Employee’s termination of employment.

(i)     For the purposes of this Agreement, the following shall not be deemed to be a Competitor of the Company: (i) an investment banking institution, provided any work for such Investment Bank is in an advisory role and not an investment role; (ii) a private equity fund or fund manager that is not active in the renewable energy industry; (iii) a developer of solar energy projects, provided that such entity as set forth in section (iii) above is neither (A) a publicly traded “yieldco” (as such term is understood by the parties, and the financial industry in general, as of the date hereof), nor (B) has publicly announced or confirmed intentions to become a publicly traded “yieldco.”

(ii)     It is expressly agreed between the parties that the scope of the Company’s business is throughout the United States and that this restriction is reasonable.

(e)     Non-Solicitation. During the Restricted Period, which shall include the Post-Employment Restricted Period, Employee shall not, directly or indirectly, take any of the following actions, and, to the extent Employee owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, Employee will use his best efforts to ensure that such business does not take any of the following actions:

(i)     persuade or attempt to persuade any customer, consultant, investor or vendor of the Company to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business any customer, consultant, investor or vendor does with the Company or any of its subsidiaries or affiliates;

(ii)     solicit or accept, for himself or any entity, any deal or transaction (or piece thereof) which was active or a prospective deal or transaction at the Company at any during Employee’s employment;

(iii)     persuade or attempt to persuade any current employee of the Company or any of its subsidiaries or affiliates, or any individual who was an employee of the Company or any of its subsidiaries or affiliates during the six (6) month period prior to Employee’s termination of employment, to leave the employ of the Company or any of its subsidiaries or affiliates or to otherwise hire any such employee or former employee.

(f)     Definition of Restricted Period. “Restricted Period” means collectively (i) the period commencing on the first day of Employee’s employment and ending on the last day of Employee’s employment, and (ii) the period commencing immediately following the last day of Employee’s employment and ending six (6) months later. (“Post-Employment Restricted Period”). For the avoidance of doubt, Paragraph 7, including all subparagraphs, applies regardless of the basis by which such termination of employment arises (whether by the Company or by Employee).

(g)     Reasonableness of Restrictions. The Employee acknowledges that the restrictions set forth in this Paragraph 7 are reasonable in scope and essential to protect the Company’s legitimate interests in safeguarding its Confidential Information, customer and employment relationships. The Employee further agrees that compliance by Employee to the obligations set forth in Paragraphs 7(d) and 7(e) during the Restricted Period will not cause Employee any undue hardship, especially given the substantial compensation and benefits provided for in this Agreement in exchange for his compliance with such obligations. Employee acknowledges that the compensation and benefits provided for herein will allow Employee to maintain a standard of living of at least the sort of fashion to which his became accustomed while employed at the Company. The Employee’s breach or threatened breach of his obligations set forth in this Paragraph 7 will result in the immediate suspension of any further payments to Employee pursuant to Paragraph 3 and 5, as applicable, and for the avoidance of doubt, in the case of such suspension, Employee shall not be released or discharged from any of his obligations under this Agreement, including without limitation, this Paragraph 7 and the validity of the Release shall not be affected thereby.

(h)     Defend Trade Secrets Act of 2016 Notice. Nothing in this Agreement is intended to interfere with or discourage Employee’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act of 2016 provides that Employee cannot be held criminally or civilly liable under any federal or state trade secret law if Employee discloses a trade secret or other confidential information (a) to any federal, state, or local government official, to Employee’s attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or (b) to Employee’s attorneys or in a sealed court document in connection with a lawsuit against Employee’s employer alleging retaliation by such employer for Employee’s reporting a suspected violation of the law, so long as Employee does not otherwise disclose the trade secret or other confidential information except as required by court order.

8.             Intellectual Property.

(a)     Assignment. The Employee assigns to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Inventions”), relating to any activities of the Company that are conceived or developed by Employee in the course of his employment, whether alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information after the termination of this Agreement for any reason. Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.

(b)     Disclosure. The Employee will promptly inform the Company of any such Inventions. The Employee will (whether while employed by the Company or after the termination of this Agreement) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Inventions, including obtaining a patent, registering a copyright or otherwise (and Employee irrevocably appoints the Company and any of its officers as attorney in fact to undertake such acts in his name). The Employee’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Inventions will continue after the termination of this Agreement for any reason.

(c)     Sublicense. To the extent, if any, that Employee retains any right, title or interest with respect to any Inventions that his develops during his employment with the Company, Employee grants to the Company an irrevocable, paid-up, transferable, sublicensable, worldwide right and license (i) to modify all or any portion of such Inventions, including, without limitation, the making of additions to or deletions from such Inventions, regardless of the medium (now or hereafter known) into which such Inventions may be modified and regardless of the effect of such modifications on the integrity of such Inventions, and (ii) to identify Employee, or not to identify Employee, as one or more authors of or contributors to such Inventions or any portion thereof, whether or not such Inventions or any portion thereof have been modified. The Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Inventions that his may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

9.             No Conflicting Obligations. Employee represents and warrants to the Company that his is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement, nor shall his enter into any such agreement or commitment, contractual or otherwise, in conflict with his obligations under this Agreement. Employee represents and warrants that his shall not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title or interest other than with such other person’s consent (through license, assignment of interest or otherwise), and that his employment by the Company as contemplated by this Agreement shall not infringe or violate the rights of any other person or entity.

10.        Outside Activities. Except with the prior written consent of the Company’s CEO, Employee shall not during the period of employment undertake or engage in any other employment, occupation, or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities and may, upon notice to the Company’s CEO, serve as a member of boards of directors of companies not engaged in competition with the Company so long as such activities do not materially interfere with the performance of his duties hereunder. Employee agrees to immediately disclose in writing to the Company any activities which may violate this provision.

11.           Disputes.

(a)     Arbitration. The Employee and the Company agree that, with the sole exception being disputes covered by Paragraph 7 and Paragraph 8 of this Agreement, any and all controversies, claims or disputes arising out of or relating to this Agreement, Employee’s employment with the Company or the termination of such employment (“Claims”) shall be resolved solely by final and binding arbitration before a single neutral trial arbitrator pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”). The Employee irrevocably and unconditionally waives any right to a trial by jury in any controversy, claim or dispute with the Company and Employee irrevocably and unconditionally waives the right to arbitrate or otherwise litigate class actions, collective actions or representative actions against the Company, including those that arise under any federal, state or local law, including but not limited to any potential federal, state or local statutory wage and hour law, employment discrimination law, or other employment law Claims, including but not limited to Claims that could have been brought as class actions, under the Fair Labor Standards Act of 1938, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Law Act of 1993, as amended, the New York Labor Law, the New York Employee Law, the New York Civil Rights Law, the New York State Human Rights Law, and the New York City Human Rights Law. The arbitration shall be conducted in New York, New York. The Company shall bear all of the costs associated with the arbitration, including filing fees and any stipend for the arbitrator. The Company and Employee shall each bear its, his, or her own attorney's fees, except as otherwise awarded by the arbitrator. The award rendered by the arbitrator shall be final and judgment may be entered upon the award in any court having jurisdiction over the matter. Nothing in this Paragraph 11 shall be read to preclude the Company from seeking injunctive relief for Employee's breach of any obligations pursuant to Paragraph 7 and Paragraph 8 of this Agreement.

(b)     Administrative Claims. This Agreement does not prohibit Employee from pursuing an administrative Claim with a federal, state, or local administrative agency such as the U.S. Equal Employment Opportunity Commission or the New York State Division on Human Rights. This Agreement does, however, preclude Employee form pursuing court action regarding any such Claim.

(c)     Confidentiality. The arbitration proceedings, including any award made, shall be private and confidential, except to the extent disclosure is required by law or applicable professional standards, or is necessary in a proceeding to confirm or enforce the award, or in a later proceeding between the parties.

(d)     Injunctive Relief; Jurisdiction; Venue. Notwithstanding the agreement to arbitrate, a breach by Employee of his obligations under Paragraph 8 or Paragraph 9 of this Agreement would cause the Company irreparable harm, and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under Paragraph 7 or Paragraph 8 of this Agreement, the Company shall not be required to arbitrate such Claim under Paragraph 11(a), but shall have the right to institute immediately judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Paragraph 11(a) of this Agreement. The Employee and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of the State of New York, County of New York) for this purpose. Further, Employee and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.

(e)     Attorneys’ Fees. To the extent permitted by applicable law, Employee agrees to pay the Company’s costs and expenses, including reasonable attorneys’ fees, incurred by the Company in connection with the enforcement of Paragraph 7 and Paragraph 8 of this Agreement.

12.           General Provisions.

(a)     Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery, (ii) confirmed delivery by facsimile transmission, electronic transmission (email), or overnight courier, or (ii) the third day after mailing by first-class mail, to the Company at its primary office location and to Employee at his address as then listed in the Company’s payroll records.

(b)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable whether in whole or in part under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed and construed in such jurisdiction so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.

(c)     Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d)     Complete Agreement. This Agreement and its exhibits constitute the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof, and it supersedes all prior term sheets, letter agreements and understandings between the parties, whether oral, written, or implied-in-fact. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both Employee and a duly authorized member of the Board.

(e)     Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(f)     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors, and administrators, except that Employee may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

(g)     Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the laws of the State of New York, without regard to New York’s conflict-of-laws rules. Employee agrees and acknowledges that this Agreement evidences an employment relationship in interstate commerce. Notwithstanding the provision in the first sentence of this Paragraph 12(g) with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(h)     Non-Publication. The parties hereto mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is made in confidence to the parties’ respective attorneys, accountants, other professional advisors, and immediate family.

(i)     Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

(j)     Survival. Sections 7, 8 and 11 shall survive the termination of this Agreement.

(K)     Capacity. The Employee represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations under this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement on the day and year first above written.

Dated:     _______25 July_________, 2016

New York, New York

EMPLOYEE	COMPANY
VivoPower USA, LLC

/s/ Carl Weatherly-White	Name:	Gary Hui

	By:	/s/ Gary Hui

	Title:	Director

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE1

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”), dated as of __________, 20___, is made by and between VivoPower USA, LLC (the “Company”), and ____________(“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement dated [*], 2016 (the “Employment Agreement”) under which Employee was employed to serve as [*] of the Company;

WHEREAS, pursuant to Paragraph [*] of the Employment Agreement, Employee is entitled to certain compensation, contingent upon the execution of this Release.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Employee agree as follows:

1.     The Company shall pay Employee the gross amount of [*], less applicable deductions and withholding, to be paid in equal or near equal installments. Subject to the conditions set forth in the Employment Agreement, including any applicable conditions set forth in Section [*] the first installment of the Severance Payment shall be made in the first regular payroll after the sixtieth (60th) day following Employee’s termination of employment.

2.     The Employee, on behalf of his heirs, estate and beneficiaries, hereby forever releases and discharges all claims against the Company, and any of its parents, subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, representative, and insurer of any such entities (collectively, including the Company, the “Releasees”), from liability for any claims or damages Employee may have against it or them as of the date this Agreement is executed, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; the Genetic Information Non-Discrimination Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York State Civil Rights Law; the New York State Whistleblower law; the retaliation provisions of the New York State Workers Compensation Law; the New York State Labor Law; the New York State Wage and Hour Law; the New York City Human Rights Law; the New York City Administrative Code (and including any and all amendments to the above) and/or any other alleged violation of any federal, state, local or foreign law, regulation or ordinance, and/or contract (including but not limited to the Employment Agreement) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Employee’s employment by and the termination of employment with the Company, including, but not limited to, any claim for equity, wrongful discharge, back pay, vacation pay, sick pay, wage, bonus payment, long term incentive payment, attorneys’ fees, costs, and/or future wage loss. This paragraph shall not affect any vested rights Employee may have under the Company’s employee benefit plans or any rights Employee has to the Accrued Compensation and/or Severance Compensation (as both terms are defined in the Employment Agreement) or any rights to be indemnified, advanced expenses or covered under any applicable directors’ and officers’ liability insurance policies. This paragraph also does not release any claims that lawfully cannot be waived.

1 The Company reserves the right to modify this Release to the extent that the Company reasonably determines necessary or advisable to help ensure that this Release is enforceable to the fullest extent permissible under applicable law and to reflect the applicable payments.

3.     The Employee acknowledges that his has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which he may be entitled under his Employment Agreement or otherwise, and that no other compensation, wages, bonuses, commissions and/or benefits are due to [him/her], except as provided herein.

4.     The Employee agrees to keep confidential all information contained in this Agreement or relating to this Agreement, except (1) to the extent the Company consents in writing to such disclosure; (2) if his is required by process of law to make such disclosure and she promptly notifies the Company at the address set forth in Section 11 below of his receipt of such process; or (3) because his must disclose certain terms to his financial consultant, attorney or spouse.

5.     The Employee represents that his has not filed or caused to be filed any claim, complaint, or action against the Company or any other Releasees in any forum or form and that his is not presently a party to any such claim, complaint, or action. Employee further represents that his will not participate voluntarily in any action brought by any third party against the Company or any other Releasees. The Employee represents that his will not testify in any action involving the Company or any other Releasees on behalf of a third party unless compelled by subpoena to do so. Nothing in this Release is intended to preclude Employee from (1) enforcing the terms of this Release; (2) challenging the validity of this Release; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or the National Labor Relations Board or comparable state or local agency. Notwithstanding the foregoing, Employee agrees to waive his right to recovery monetary damages or other individual relief in any charge, complaint or lawsuit filed by [him/her] or anyone else on his behalf to the extent permitted by applicable law.

6.     During the course of Employee’s employment with the Company, Employee acknowledges that his acquired certain confidential and proprietary information regarding the Releasees, including without limitation, any trade secrets, customer lists, information relating to the sources of customers, financial, personnel and customer information, and any confidential information concerning the business or affairs of any supplier, creditor, lender, shareholder or customer of the Company or any of its affiliates. The Employee reaffirms his agreement to Paragraph 7 of the Employment Agreement the provisions of which shall remain in full force and effect. The Employee’s breach or threatened breach of his obligations set forth in Paragraph 7 of the Employment Agreement will result in the immediate suspension of the Severance Payment to Employee. For the avoidance of doubt, in the case of such suspension, Employee shall not be released or discharged from any of his obligations under the Employment Agreement, including without limitation Paragraph 7 and the validity of the Release shall not be affected thereby.

7.     The Employee agrees to return to the Company all Confidential Information (as defined in Paragraph 7(c) of the Employment Agreement) and all Company property, in his possession or control, including, without limitation, all access passes, cell phones, personal digital assistants (PDAs), electronic storage devices, keys, laptops, hardware, software, files, papers, memoranda, letters, handbooks, manuals and customer lists. The Employee acknowledges that his does not retain any written or other tangible material containing any confidential information, whether located on his own personal computer or elsewhere.

8.     To the extent applicable, this confirms Employee’s resignation from all offices and positions of the Company and its Affiliates effective as of the date of his termination of employment.

9.     The Employee agrees that his will not publicly or privately disparage the Releasees, or any one of them, or any of the Company’s products or services, including but not limited to, via the internet and media.

10.     This Release constitutes and contains the parties’ complete understanding with respect to the subject matter addressed in this Release, and supersedes and replaces all prior negotiations and all agreements, if any, whether written or oral, concerning the subject matter of this Release, except for the provisions of the Employment Agreement referenced in Paragraphs 8 and 12, which remain in full force and effect. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by [him/her] to exist may subsequently be discovered, it is his intention to fully settle and release all claims his may have against the Releasees, whether known, unknown or suspected.

11.     The Employee has up to twenty-one (21) days [or forty-five (45) days if a group termination] from the date his receives this Release to consider its terms and return it to the Company’s [TITLE]. During the twenty-one (21) [or forty-five (45)] day period and before signing below, Employee is advised to consult with an attorney regarding the terms of this Release, at his own expense. The Employee further understands that his has seven (7) days after signing this Release to revoke it by so notifying the Company in writing, such notice to be delivered to the Company at the address set forth above. In any event, within sixty (60) days of Employee’s separation from service, Employee must execute this Release and deliver it to the Company, no longer subject to a right of revocation.

12.     This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

13.      By signing this Release, Employee acknowledges that: (1) his has read this Release completely; (2) his has had an opportunity to consider the terms of this Release; (3) his has been advised to consult with an attorney of his choosing prior to executing this Release to explain the Release and its consequences; (4) his knows that his is giving up important legal rights by signing this Release; (5) his has not relied on any representation or statement not set forth in this Release; (6) his understands and means everything that his has said in this Release, and his agrees to all its terms; and (7) his has signed this Release voluntarily and entirely of his own free will.

VivoPower USA, LLC

By:

Name:

Title:

ACCEPTED AND AGREED:

Date

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